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                                                                       Exhibit 5

                  [Letterhead of Cadwalader, Wickersham & Taft]


February [14], 2001

Tritel PCS, Inc.
Tritel, Inc.
Tritel Communications, Inc.
Tritel Finance, Inc.
1010 N. Glebe Road
Suite 800
Arlington, Virginia 22201

Re:  Tritel PCS, Inc. - Exchange Offer for 10 3/8% Senior Subordinated Notes due
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     2011
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Ladies and Gentlemen:

     We have acted as special counsel for Tritel PCS, Inc., a Delaware corporation (the "Company"), Tritel, Inc., a Delaware corporation ("Tritel"), Tritel Communications, Inc., a Delaware corporation ("Tritel Communications"), and Tritel Finance, Inc. a Delaware corporation ("Tritel Finance") in connection with the filing by the Company with the Securities Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance by the Company, in exchange (the "Exchange Offer") for up to $450,000,000 aggregate principal amount of the Company's unregistered 10 3/8% Senior Subordinated notes due 2011 (the "Old Notes") of a like principal amount of the Company's registered 10 3/8% Senior Subordinated Notes due 2011 (the "Exchange Notes"), which is registered under the Securities Act. The Old Notes were issued, and the Exchange Notes are to be issued, under an indenture dated as of January 24, 2001 (the "Indenture"), by and among the Company, as issuer, Tritel, Tritel Communications, and Tritel Finance, as guarantors (in such capacity, the "Guarantors"), and Firstar Bank, N.A., as trustee. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture, as applicable.

     In rendering the opinions expressed below, we have examined and relied upon, among other things, (a) the Registration Statement, including the prospectus constituting a part thereof, (b) the Indenture which has been filed as an exhibit to the Registration Statement and (c) originals or copies, certified or otherwise identified to our satisfaction, of such certificates, corporate, public or other records, other agreements, instruments and documents and have made such other and further investigations as we have deemed relevant and necessary for the purpose of rendering this opinion letter. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents and instruments of all documents and instruments submitted to us as copies or specimens, and the authenticity of the originals of such documents and
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instruments submitted to us as copies or specimens. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

     We express no other opinion herein concerning any law other than the law of the State of New York, and to the extent expressly referred to in this opinion letter, the federal laws of the United States and the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion expressed.

     Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Company and the Guarantors, and, assuming due authorization, execution and delivery of the Indenture by the Trustee, constitutes legal, valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Exchange Notes have been duly authorized, and when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange Offer, the Exchange Notes will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforceability is sought in a proceeding at law or in equity); in expressing the opinion set forth in this paragraph 2, we have assumed that the form of the Exchange Notes will conform to that included in the Indenture.

3. The guarantees by the Guarantors of the Exchange Notes have been duly authorized, and when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange Offer, the guarantees will constitute a legal, valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture and enforceable against the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4. The statements made in the prospectus constituting a part of the Registration Statement under the caption "Certain U.S. Federal Tax Considerations," insofar as such statements
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       purport to summarize certain federal income tax laws of the United States of America, constitute a fair summary of the principal federal income tax consequences of an investment in the Exchange Notes.

       We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the caption "Legal Matters," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                 Very truly yours,


                                 /s/  Cadwalader, Wickersham & Taft